EXHIBIT 12

                                 U S WEST, Inc.
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)


                                                         Quarter Ended
                                                     3/31/95       3/31/94
- ----------------------------------------------     ---------      ---------

Income before income taxes                              $538           $522
Interest expense (net of amounts capitalized)            128            109
Interest factor on rentals (1/3)                          22             23
                                                   ---------      ---------
Earnings                                                $688           $654

Interest expense                                         139            116
Interest factor on rentals (1/3)                          22             23
                                                   ---------      ---------
Fixed charges                                           $161           $139

Ratio of earnings to fixed charges                      4.27           4.71
- ----------------------------------------------     ---------      ---------


                        U S WEST Financial Services, Inc.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


                                                         Quarter Ended
                                                     3/31/95       3/31/94
- ----------------------------------------------     ---------      ---------

Income before income taxes                              $813         $1,127
Interest expense                                       9,150         12,724
Interest factor on rentals (1/3)                          17             41
                                                   ---------      ---------
Earnings                                              $9,980        $13,892

Interest expense                                       9,150         12,724
Interest factor on rentals (1/3)                          17             41
                                                   ---------      ---------
Fixed charges                                         $9,167        $12,765

Ratio of earnings to fixed charges                      1.09           1.09
- ----------------------------------------------     ---------      ---------




Note: A Termination Agreement and Guarantee was entered into on June 24, 1994 between U S WEST, Inc., U S WEST Capital Corporation and U S WEST Financial Services, Inc. (USWFS). The Agreement terminates the Support Agreement dated January 5, 1990 whereby U S WEST, Inc. agreed to provide financial support to USWFS. The Agreement provides replacement financial support in the form of a direct guarantee by U S WEST of all outstanding indebtedness of USWFS.